AMENDING AND QUIT CLAIM AGREEMENT

THIS AGREEMENT is made as of the 20th day of January, 2005.

BETWEEN:

BHP BILLITON WORLD EXPLORATION INC., a company incorporated under the laws of Canada, having an office at 2300 – 1111 West Georgia Street, Vancouver, British Columbia, V6E 4M3

(referred to herein as “BBWEI”)

OF THE FIRST PART

AND:

ALMADEN MINERALS LTD., a company organized by amalgamation under the laws of the Province of British Columbia, having an office at Suite 1103 – 750 West Pender Street, Vancouver, British Columbia, V6C 2T8

(referred to herein as “AML”)

OF THE SECOND PART

WHEREAS:

A.

AML and BBWEI are parties to an agreement of May 9, 2002, a copy of which is attached hereto as Appendix “C” (the “First Exploration Agreement”).

B.

Pursuant to the First Exploration Agreement, AML conducted reconnaissance and evaluation work on several properties (a description of which properties is set out in Appendix “A” and is hereinafter referred to as the “Initial Properties”) the results of which work have been analysed by BBWEI and as a result of such analysis BBWEI has determined that it does not wish to acquire any interest in the Initial Properties and desires to quit claim and release any and all of its interest in the Initial Properties to AML.

C.

AML and BBWEI wish to amend the First Exploration Agreement to remove the Initial Properties from such agreement, to amend the Target Area and to amend the definition of the Phase One Exploration Program, among other things.

D.

AML and BBWEI may wish to continue to fund initial reconnaissance and evaluation work on specific types of mineral properties identified within the amended Target Area under the terms of the First Exploration Agreement (as amended herein).

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

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1.

The parties shall amend the First Exploration Agreement as follows:

i.

Schedule “A” attached to the First Exploration Agreement shall be deleted and replaced with a new Schedule “A” that is attached hereto at Appendix “B”, and the area described therein shall be described as the “New Target Area”;

ii.

All references to the defined term “Target Area” set out in the First Exploration Agreement shall be deleted and replaced with the term “New Target Area”;

iii.

The definition of “Phase One Work Program” set out in section 1.1 (o) of the First Exploration Agreement shall be deleted and replaced with the following definition:

1.

“(o)

“Phase One Work Program” means an exploration and work program of not less that $50,000 to be completed on or before [Insert date that is one year from date of this amending agreement]”

iv.

Section 3.3 of the First Exploration Agreement shall be deleted in its entirely and replaced with the following:

1.

“3.3

BBWEI shall propose and submit a Phase One Work Program to the Operator on or before January 31, 2005. If BBWEI does not submit a Phase One Work Program by such date, this Agreement (as amended) shall terminate and have no further force or effect. If BBWEI does submit a Phase One Work Program by such date, the Operator shall implement the Phase One Work Program and BBWEI and AML shall each provide 50% of the Phase One Work Program funds. BBWEI and AML shall each provide their respective 50% share of the funds required to fund the Phase One Work Program to the Operator within 30 days of receiving a written request from the Operator.”

v.

Section 3.4 of the First Exploration Agreement shall be deleted in its entirely and replaced with the following:

1.

“3.4

AML shall act as the Operator of the Phase One Work Program and shall be entitled to charge a management fee of ten percent (10%) on all Phase One Work Program Expenditures.”

vi.

Section 3.5 of the First Exploration Agreement shall be amended by deleting the second sentence of such section and replacing it with the following:

1.

“Each party shall provide the Operator with its written consent to a Project Area Proposal within thirty (30) days of receiving such a Project Area Proposal, and upon the Operator receiving such consents, the geographic area that is described in the Project Area Proposal shall become a Project Area under this Agreement.”

2.

The parties confirm that the Initial Properties shall not be subject to the First Exploration Agreement and BBWEI hereby on behalf of itself and any successor or assign hereby transfers, quit claims and relinquishes absolutely to AML and its successor and assigns any and all right, title and interest in the Initial Properties.

3.

The parties confirm and acknowledge that they shall continue reconnaissance and evaluation work on properties within the New Target Area on the same terms, mutatis mutandis as contained in the First Exploration Agreement subject to the amendments contained herein.

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4.

This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

5.

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

6.

Time shall be of the essence in this Agreement.

7.

Nothing contained in this Agreement shall be deemed to constitute either party hereto the partner of the other, nor, except as otherwise herein expressly provided, to constitute either AML or BBWEI as the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the parties hereto to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. Neither AML nor BBWEI shall have any authority to act for or to assume any obligation or responsibility on behalf of the other party, except as otherwise expressly provided herein.

8.

This Agreement may be signed by the parties in counterparts and may be delivered by facsimile, each of which when delivered shall be deemed to be an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

BHP BILLITON WORLD EXPLORATION INC.

By:	/s/Ioannis Tsitos

ALMADEN MINERALS LTD.

By:	/s/Morgan Poliquin

APPENDIX “A”

INITIAL PROPERTIES

Claims held or applied for by Almaden Minerals Ltd. within the OLD area of interest:

Name	Agency	Title #	Class
Terrerillos	Puebla, Puebla	221140	Exploracion
Cerro Grande	Puebla, Puebla	219469	Exploracion
Tanquecillos	Zacetecas, Zacetecas	220962	Exploracion
Cerro El Fierro	San Luis Potosi, San Luis Potosi	223082	Exploracion
El Sabino	Zacatecas, Zacatecas	Pending	Exploracion
Candela	Saltillo, Coahuila	Pending	Exploracion

APPENDIX “B”

SCHEDULE “A”

to the Agreement dated as of  December•, 2004
between
BHP Billiton World Exploration Inc.
and
Almaden Minerals Ltd.

TARGET AREA

Location Map
Location of
Main Map
Cerro Verde
Terrerillos claim
Zacatlan
Puebla #3
Puebla #2
Cerro Grande Claim
Tuligtic
Puebla Skarn
Sanata Cu-Au Skarn
Las Minas
Caballo Blanco
Veracruz
Showing
Zone of Proposed Work
Intrusive outcrop
City
Almaden Minerals Ltd.
Date: July 2004
Author:
Office:
Drawing:
Scale: 1:1,500,000
New Target Area
BHP Billiton - Almaden Minerals
Projection: UTM Zone 14 (NAD 27 for US)

click map to enlarge

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APPENDIX “C”

The First Exploration Agreement